QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
OPTIO SOFTWARE, INC.
AND
M2 SYSTEMS CORPORATION

Dated as of December 4, 2001

STOCK PURCHASE AGREEMENT

    This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of December 4, 2001, by and between Optio Software, Inc., a Georgia corporation (the "Seller), and M2 Systems Corporation, a Florida corporation (the "Purchaser").

RECITALS

    A.  The Seller owns all of the issued and outstanding capital stock of Muscato Corporation, a Florida corporation (the "Company").

    B.  The Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the "Shares") owned by the Seller, subject to the terms and conditions set forth herein.

    NOW, THEREFORE, for and in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

    1.1  Agreement to Purchase and Sell Shares.  Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to the Purchaser, and the Purchaser agrees to purchase, on the Closing Date (as defined in Section 1.4 below), the Shares, free and clear of all security interests, pledges, liens, encumbrances, charges, or restrictions on the ownership, use, voting, transfer, receipt of dividends or other attributes of ownership (the "Transaction").

    1.2  Purchase Price.  The purchase price (the "Purchase Price") to be paid to the Seller at Closing shall be comprised of the following:

      (a) $250,000 in cash, delivered by the Purchaser to the Seller by wire transfer (the "Cash Payment"); and

      (b) a promissory note made by the Purchaser in the original principal amount of $3,250,000, in the form attached hereto as Exhibit 1.2(b) (the "Note").

    1.3  Purchase Price Adjustment.  The Purchase Price shall be subject to adjustment as set forth in this Section 1.3.

      (a) Financial Requirements.

        (i) Notwithstanding anything in this Agreement to the contrary, on the Closing Date:

          (A) the Company shall have cash of not less than $5,000 (the "Minimum Cash");

          (B) the Company shall have accounts receivable, net of allowance for uncollectible accounts, of not less than $1,300,000 (the "Minimum Accounts Receivable"); and

          (C) the Company's liabilities (as historically disclosed and/or provided for on its balance sheets), excluding (y) deferred revenue and (z) all principal and interest accrued thereon under the Old Notes (as defined in Section 8.2 hereof) shall not exceed $100,000 (the "Maximum Liabilities"); and

          (D) the Company's gross revenues for the current fiscal year shall not be less than $3,900,000 (the "Minimum Revenues").

        (ii) Immediately after the Closing, at no cost to the Purchaser, the Seller will prepare the Closing Financial Statements. "Closing Financial Statements" means the balance sheet of the Company (including related notes and schedules, if any) at the Closing Date, as prepared by the Seller in accordance with GAAP (as defined in Section 2.6 hereof). The Closing Financial Statements (together with relevant working papers used in the creation thereof) will be completed within 120 days after the Closing Date and delivered to the Purchaser for its review. If the Purchaser disagrees with any items or amounts set forth in the Closing Financial Statements, then the Purchaser may, on or prior to the tenth (10th) day following receipt thereof, deliver a notice to the Seller setting forth, in reasonable detail, each disputed item and the basis for its disagreement therewith, together with supporting calculations (the "Dispute Notice"). If no Dispute Notice is received by the Seller on or prior to such 10th day, the Closing Financial Statements shall be deemed accepted by the Purchaser. If the Purchaser delivers a Dispute Notice within the ten (10) day period, the Seller and the Purchaser will negotiate in good faith for twenty (20) days in order to determine the actual Closing Financial Statements of the Company. If, at the end of such 20 day period, the Seller and the Purchaser have not come to such a determination, they shall jointly and promptly retain the Atlanta office of a nationally-recognized accounting firm (the "Accountant"), which Accountant will not provide at the time of such retention, and shall not have provided in the three years prior thereto, services to the Seller, the Purchaser or the Company; and, if this acknowledgement is not true at the time of such retention, another nationally-recognized accounting firm which meets such criteria shall be selected and retained by the Seller and the Purchaser and shall serve as the Accountant hereunder. The Accountant shall, as promptly as practicable and in no event later than sixty (60) days following the date of its retention, deliver to the Seller and the Purchaser a report (the "Accountant's Report"), in which the Accountant shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Financial Statements, together with supporting calculations. The Purchaser shall bear a percentage of the fees and expenses of the Accountant equal to the percentage determined by dividing (A) the aggregate amount of all the disputed items set forth in the Dispute Notice put before the Accountant and unsuccessfully disputed by the Purchaser by (B) the total amount of all such disputed items. The Seller shall be responsible for the remainder of such fees and expenses of the Accountant. The Accountant's Report shall be final and binding on the parties hereto.

        (iii) After the completion of the Closing Financial Statements and the review of same by the Seller, and subject to the provisions of this Section 1.3 regarding any dispute relating to the Closing Financial Statements, if:

          (A) the Minimum Cash exceeds the amount set forth in the Closing Financial Statements;

          (B) the Minimum Accounts Receivable exceeds the amount set forth in the Closing Financial Statements;

          (C) the liabilities as set forth on the Closing Financial Statements exceed the Maximum Liabilities; or

          (D) the Minimum Revenues exceed the amount set forth in the Closing Financial Statements;

        then the Purchase Price shall be adjusted dollar for dollar, and the Seller shall pay to the Purchaser the aggregate difference of such amounts; provided, however, that if the aggregate difference of such foregoing amounts is less than $50,000, then Seller shall make no such Purchase Price adjustment, and if the aggregate difference of such foregoing amounts is $50,000 or greater, then Seller shall pay such amounts in excess of $50,000.

        (iv) With respect to the foregoing subparagraph (iii), within two business days of the finalization of the Purchase Price adjustment to be made, the Seller shall pay the Purchaser by wire transfer of immediately available funds the amount as determined pursuant to this Section 1.3.

    1.4  Closing.  Subject to the terms and conditions hereof, the closing ("Closing") shall take place at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia, simultaneously with the execution and delivery of this Agreement by the parties hereto (the "Closing Date").

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

    As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to, and covenants and agrees with, the Purchaser as set forth below.

    2.1  Organization and Qualification; Subsidiaries.

    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to the Company.

    (b) The Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Georgia, and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Seller is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or to lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Seller. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failure be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate be material to the Seller.

    (c) There are no corporations, partnerships, joint ventures or other business entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right, contingent or otherwise, to acquire the same. Since March 27, 2000, the Company has not agreed nor become obligated to make nor become bound by any written, oral or other agreement or contract under which it may become obligated to make any future investment in or capital contribution to any other entity.

    2.2  Articles of Incorporation and Bylaws.  The Company has previously furnished to the Purchaser a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "Charter Documents"). The Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Charter Documents.

    2.3  Capitalization.

    (a) The authorized capital stock of the Company consists of seven thousand five hundred (7,500) shares of common stock, $1.00 par value per share. As of the Closing Date, one hundred (100) of common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and no shares of such common stock were held in treasury by the Company. Except as set forth on Schedule 2.3(a) , all shares of such common stock are owned of record and beneficially by the Seller free and clear of all Liens (as defined in Section 2.3(b) below) and in the amounts set forth on Schedule 2.3(a). All outstanding shares of the Company common stock have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.6(b) hereof) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

    (b) Except for the Company's securities owned by the Seller free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements or interferences (collectively, "Liens"), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Schedule 2.3(b), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which they are bound with respect to any equity security of any class of the Company.

    (c) The Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes legal and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

    2.4  No Conflict; Required Filings and Consents.

    (a) Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller shall not, (i) conflict with or violate the articles of incorporation or bylaws or other organizational documents of the Seller or the Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Seller or the Company or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller's or the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected.

    (b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by Company and the Affiliates shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect (as defined in Section 8.2 hereof) on the Seller or the Company, or prevent the consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    2.5  Compliance; Permits.

    (a) The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Seller, threatened against the Company nor has any governmental or regulatory body or authority indicated in writing an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company.

    (b) Except as set forth on Schedule 2.5, the Company holds all Approvals which are material to operation of the business of the Company (collectively, the "Permits"), which Permits shall vest in or be held by the Company after the Closing with no action, approval or filing by the Company. The Company in compliance in all material respects with the terms of the Permits.

    2.6  Financial Statements.  The Seller has previously delivered to the Purchaser copies of the financial statements of the Company (the "Financial Statements") consisting of unaudited balance sheets of the Company for the twelve month period ending January 31, 2001 (the "Fiscal Year-End Balance Sheet"), and an unaudited balance sheet (the "Interim Balance Sheet") as of October 31, 2001 (the "Interim Balance Sheet Date") (which Interim Balance Sheet is attached to Schedule 2.6 hereof). The Financial Statements and notes present fairly in all respects the financial condition of the Company (as to the balance sheets), the results of operation for the periods then ended, the changes in stockholders' equity and the cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with generally accepted accounting principles ("GAAP"), and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in Schedule 2.6 attached hereto. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets, and liabilities of the Company have been property recorded therein in all material respects.

    2.7  No Undisclosed Liabilities.  Except as set forth in Schedule 2.7 hereto, there are no liabilities of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability, other than:

  (a)
  liabilities disclosed and/or provided for on the Interim Balance Sheet;

  (b)
  liabilities incurred in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet Date; and

  (c)
  liabilities under this Agreement or under any agreement or document listed on any schedule attached to this Agreement.

    2.8  Absence of Certain Changes or Events.  Since December 31, 2000, and except as set forth on Schedule 2.8 hereto:

      (a) there has not been any Material Adverse Effect of the Company;

      (b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of its capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

      (c) the Company has not issued, delivered, sold, authorized, pledged or otherwise encumbered or proposed any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities;

      (d) there has not been any split, combination or reclassification of any of the Company's capital stock;

      (e) there has not been any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the Ordinary Course of Business (as defined in Section 8.2 hereof) or any payment by the Company of any bonus, except for bonuses made to non-officer employees in the Ordinary Course of Business, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

      (f) the Company has not entered into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) hereof;

      (g) there has not been any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

      (h) there has not been any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the Ordinary Course of Business;

      (i) the Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

      (j) the Company has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

      (k) the Company has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment or extended or modified the terms of any such agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license of any the Company Intellectual Property (as defined in Section 2.20 hereof);

      (l) no party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

      (m) none of the assets of the Company, tangible or intangible, has become subject to any Lien (other than assets acquired in the Ordinary Course of Business which became subject to a bank lien under an after-acquired property clause);

      (n) the Company has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $50,000 in the aggregate of all such capital expenditures;

      (o) the Company has not made any capital investment in, or any loan to, any other person;

      (p) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness (other than advances under a pre-existing line of credit);

      (q) other than in the Ordinary Course of Business to customers pursuant to valid license agreements, the Company has not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

      (r) there has been no change made or authorized in the Charter Documents;

      (s) there has not been (i) any change in the Company's authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of the Company, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights, (v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

      (t) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

      (u) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

      (v) the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its affiliates, directors, officers, or employees and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person (as defined in Section 8.2 hereof) which is not such a director, officer or employee or affiliate thereof;

      (w) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

      (x) the Company has not granted any increase in the compensation or fringe benefits of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

      (y) the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Plan (as defined below));

      (z) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

      (aa) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

      (bb) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

      (cc) the Company has received no notice and has no knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

      (dd) the Company has not changed any of the accounting principles followed by it or the method of applying such principles;

      (ee) the Company has not made a change in any of its banking or safe deposit arrangements;

      (ff) the Company has not entered into any transaction other than in the Ordinary Course of Business; or

      (gg) the Company has not become obligated to do any of the foregoing.

    2.9  Litigation and Claims.  Except as set forth on Schedule 2.9(a), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Seller, threatened (or, to the knowledge of the Seller, any governmental or regulatory investigation pending or threatened) against the Company or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. None of the Company or any of its properties or rights are subject to any outstanding injunction, order, decree, ruling or charge.

    2.10  Employee Benefit Plans.  The Company does not currently sponsor or maintain any "employee benefit plans" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plans, arrangements, policies, trust funds or agreements (collectively "Employee Benefit Arrangements"). The Purchaser and the Company shall have no liability following the Closing Date with respect to any Employee Benefit Arrangements of the Seller or with respect to any Employee Benefits Arrangements of any trade or business, whether or not incorporated, other than the Seller, which has employees who are or have been at a date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), as employees of a single employer which includes the Seller (an "ERISA Affiliate").

    2.11  Labor Matters.  The Company currently has no employees, and has had no employees since January 1, 2001. There are no controversies pending or, to the knowledge of the Seller, threatened, between the Company and any of its former employees. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons formerly employed by it nor does the Seller know of any activities or proceedings of any labor union to organize any such employees.

    2.12  Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

    2.13  Title to Property.  Schedule 2.13 contains a true and correct list and a description of all assets of the Company, including, but not limited to, vehicles, equipment, furniture, and fixtures and all other items of personal property of the Company indicating, with respect to each, those which are owned by the Company and those which are leased by the Company. The Company has (a) with respect to those assets listed on Schedule 2.13 as "owned," good and merchantable title to all such assets, including, but not limited to, furniture, fixtures, equipment, vehicles, and other items of personal property, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature, except as disclosed on Schedule 2.13, and (b) with respect to assets listed on Schedule 2.13 as "leased," a valid, and enforceable leasehold interest. All of the Company's assets are in good operating condition (normal wear and tear excepted), are reasonably fit for the purposes for which such properties are presently used, are usable for the continued operation of the Company as the same is presently conducted, and none of such properties are in need of maintenance or repairs except for ordinary, routine maintenance and repairs, the cost of which will not vary materially from historic patterns.

    2.14  Real Property Leases.

    (a) The Company does not hold any interest in real property (including, but not limited to, any interest as a fee owner or any interest as lessor, lessee, sublessor, sublessee, assignor, assignee or guarantor or other surety), except for the leasehold interests described on Schedule 2.14, and such schedule specifies in the case of each lease the name of the lessor, sublessor, lessee or sublessee thereunder, the lease term and the basic annual rental and other items paid or payable with respect thereto.

    (b) The Company has valid, binding and enforceable leases and subleases with respect to all real property, as leased or subleased by it free and clear of all liens, claims and encumbrances of any kind, except that the enforceability of the leases and subleases may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance). To the knowledge of the Seller, there is no development affecting any such properties pending or that might curtail in any material respect the present or future use of such property for the purpose for which it is presently used. Neither the Company nor, to the knowledge of the Seller, any other party to any such lease has breached any material provision of, or is in default in any material respect under, the terms of such lease. To the knowledge of the Seller, there exists no event which, with notice or the lapse of time or both, would constitute a material breach or cause a default in any material respect under the terms of any lease to which the Company is a party. The transactions contemplated by this Agreement do not require the consent of any lessor under, and will not result in the termination of any such lease.

    (c) The copies of the leases heretofore provided by the Company to the Purchaser are true, correct and complete copies of such leases. The leases have not been modified or amended since the commencement of the terms specified in the respective leases, except as disclosed in the copies made available to the Purchaser, and each lease continues to be valid, binding and enforceable in accordance with its terms, except that the enforceability of the leases may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

    2.15  Taxes.

    (a) For purposes of this Agreement, "Tax" or "Taxes" refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company with any Tax authority. All such Returns are true, correct and complete in all respects. The Company has paid all Taxes shown to be due on such Returns. The Company is not currently the beneficiary of any extensions of time within which to file any Returns.

    (ii) The Company, as of the Closing Date, will have withheld and paid to the proper authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party for all periods ending on or before the Closing Date.

    (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company. The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (iv) There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Company which has not been satisfied. The Company is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or its Affiliates with respect to any matter relating to Taxes of the Company. There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

    (v) The Company has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

    (iv) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

    (vii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    (viii) The Company is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

    (ix) None of the Company's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

    (x) The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any Tax authority or signed a closing agreement with any Tax authority. No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by such jurisdiction. Company has not been a "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement. The Company has not received a Tax opinion with respect to any transaction relating to the Company other than a transaction in the Ordinary Course of Business. The Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company. The Company is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. The Company is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

    2.16  Environmental Matters.  The Company (a) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws (as defined herein) the absence of which would have a Material Adverse Effect on the Company; (b) is in compliance (and has complied) in all material respects with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (c) has no knowledge of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim (as defined herein) with respect to the Company or any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law; (d) has not disposed of, released, discharged or emitted any Hazardous Materials (as defined herein) into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would result in any liability or result in any corrective or remedial action obligation; and (e) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder. To the knowledge of Seller, no Hazardous Materials are present in, on or under any properties owned, leased or used at any time after March 27, 2000 (including both land and improvements thereon) by the Company, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. For the purposes of this Section 2.16, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

    2.17  Brokers.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.18  Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

      "Intellectual Property" shall mean any or all of the following and all rights therein or arising therefrom: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all rights to all mask works and reticles, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, domain names, URLs, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing.

      "Company Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to the Company. Without in any way limiting the generality of the foregoing, the Company Intellectual Property includes all Intellectual Property owned or licensed by the Company related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

      "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

      "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

    (a)  Schedule 2.18(a)  contains a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property.

    (b)  Schedule 2.18(b)  is a complete and accurate list (by name and version number) of all software products or service offerings of the Company ("Company Products") that have been distributed or provided since March 27, 2000, or which the Company presently intends to distribute or provide in the future, including any products or service offerings under development.

    (c) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

    (d) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such material items of Company Registered Intellectual Property. There are no actions that must be taken by the Company within one hundred and twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any material items of Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person since March 27, 2000, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

    (e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted or is presently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products. The Company owns and has good and exclusive title to or has a valid license to use, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of its business, including the sale, distribution or provision of any Company Products by the Company; (ii) the Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which the Company otherwise purports to own; and (iii) to the knowledge of the Seller, to the extent that any Patents would be infringed by any Company Products, the Company is the exclusive owner of such Patents.

    (f) To the extent that any technology, software or material Intellectual Property has been developed or created independently or jointly by a third party for the Company or is incorporated into any of Company Products, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible.

    (g) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property to any third party, or permitted the Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

    (h) Schedule 2.18(h)  lists all contracts, licenses and agreements to which the Company is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

    (i) All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements or cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any Company Intellectual Property or in any way impair the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of any Company Intellectual Property or portion thereof. The Company is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Seller, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Purchaser will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Purchaser by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) the Purchaser's granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to it, (ii) the Purchaser's being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iii) the Purchaser's being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Purchaser prior to the Closing.

    (j) The operation of the business of the Company as currently conducted or as is reasonably contemplated to be conducted, including (i) the Company's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company (including Company Products), and (ii) the Company's use of any product, device or process, has not, does not, and to the knowledge of the Seller, will not infringe or misappropriate the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction or violate any license or agreement between the Company and any Person.

    (k) The Company has not received written notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

    (l) Neither the development, manufacture, marketing, license, sale nor use of any product, technology or service currently licensed, sold or used by the Company or currently under development violates or will violate any license or agreement with any third party or infringes or will infringe any Intellectual Property of any other Person which would have a Material Adverse Effect on the Company; there is no pending or, to the knowledge of the Seller, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property nor, to the knowledge of the Seller, is there any basis for any such claim, nor has the Company received any written notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other person, nor is there any basis for any such assertion.

    (m) To the knowledge of the Seller, no Person has or is infringing or misappropriating any Company Intellectual Property.

    (n) The Company has taken reasonable steps to protect its rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Purchaser and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

    (o) Schedule 2.18(o)  lists information concerning users of Company Products (and information about their use of Company Products) that is captured or collected by Company Products or otherwise collected by the Company (the "Captured User Data"). The Captured User Data does not include unique identifier information. The Company has not disclosed Captured User Data which includes unique identifier information to any third parties without the prior consent of the users to which such information pertains.

    2.19  Agreements, Contracts and Commitments.  Except as set forth on Schedule 2.19, since March 27, 2000, the Company has not become a party to or bound by:

      (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company on no more than thirty (30) days' notice without liability or financial obligation to the Company;

      (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the Ordinary Course of Business;

      (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

      (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

      (f) any dealer, distributor, joint marketing or development agreement currently in force under which the Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which the Company has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company and which may not be canceled without penalty upon notice of ninety (90) days or less;

      (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company;

      (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company Product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company Product, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to the Purchaser;

      (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or granting any Lien on any assets or properties of the Company;

      (j) any settlement agreement;

      (k) any other agreement, contract or commitment that has a value of $50,000 or more individually;

      (l) any agreement (or group of related agreements) for the lease of personal property to or from any person that involves aggregate annual payments of more than $20,000;

      (m) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

      (n) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $20,000;

      (o) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $20,000;

      (p) any agreement concerning a partnership or joint venture;

      (q) any agreement with any Affiliate of the Company;

      (r) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

      (s) any collective bargaining agreement;

      (t) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

      (u) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

      (v) any executory agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

      (w) any agreement, contract or commitment currently in force relating to the Company's leasing of any personal property;

      (x) any revenue or profit participation agreement which involves aggregate annual payments of more than $20,000; and

      (y) any license, agreement or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of the Intellectual Property used in Company's business.

    Neither the Company, nor to the knowledge of the Seller, any other party to a Company Contract (as defined below), is in breach, violation or default under, and the Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound that are required to be disclosed in a schedule to this Agreement (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.20  Insurance.  The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. There is no material claim by the Company pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    2.21  Certain Business Relationships with Company.  To the Seller's knowledge, no director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, has an ownership interest in or is employed by (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company.

    2.22  Customers and Suppliers.  Except as set forth in Schedule 2.22, as of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the date hereof and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or has at any time on or after March 28, 2000, decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of these services or products of the Company in the case of such customer, and to the knowledge of the Seller, no supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with the Company or decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company and its Affiliates have not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

    2.23  Certain Payments.  To the knowledge of the Seller, neither the Company nor any director, officer, agent, or employee of the Company or any other person or entity associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services: (1) to obtain favorable treatment in securing business; (2) to pay for favorable treatment for business secured; (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company; or (4) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

    2.24  Employees and Consultants.  Schedule 2.24 lists all of the Company's directors and any and all material compensation, pension or benefit arrangements, whether written or oral, between the Company and said directors as of the date of this Agreement. As used in this Section 2.24, the term "compensation" means current annual compensation, including salary and bonuses.

    2.25  Notes and Accounts Receivable.  The accounts receivable of the Company have not been recorded in excess of their net realizable value on the Financial Statements. Attached hereto as Schedule 2.25 is a list and aging of all accounts receivables and notes of the Company. All accounts receivable set forth on the Financial Statements or incurred thereafter, up to the Closing Date, (i) to the knowledge of the Seller, are and shall be valid obligations of the respective makers thereof, (ii) have and shall have arisen in the Ordinary Course of Business, (iii) to the knowledge of the Seller, are and shall be fully collectible in the ordinary course of the Company's business, subject to the reserve for doubtful accounts, and need not be written off as uncollectible.

    2.26  Product Warranty.  The technologies or products sold or delivered, or services provided subject to lease or license by the Company during the period subsequent to March 27, 2000, have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $20,000.

    2.27  Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Purchaser or its counsel.

    2.28  Bank Accounts.  Schedule 2.28 lists the (a) names of each bank, savings and loan, or other financial institution in which the Company has an account, including cash contribution accounts, and the account numbers and names of all persons authorized to draw thereon or having access thereto, (b) locations of all lock boxes and safe deposit boxes of the Company and the names of all persons authorized to draw thereon or having access thereto.

    2.29  Amounts Owing.  On or prior to the Closing Date, the Company has collected or cancelled any amounts loaned or advanced to or receivable from its directors, officers, the Seller or affiliates of the Company, all of which are listed on Schedule 2.29.

    2.30  Powers of Attorney.  The Company has no powers of attorney or comparable delegations of authority outstanding in connection with its business.

    2.31  Representations Complete.  Neither any of the representations or warranties made by the Seller in this Agreement, nor any statements made in any exhibit, schedule or certificate furnished by the Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to, and covenants and agrees with the Seller as follows:

    3.1  Organization and Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser. The Purchaser is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

    3.2  Articles of Incorporation and Bylaws.  The Purchaser has previously furnished to Seller a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "Purchaser Charter Documents"). Such Purchaser Charter Documents are in full force and effect. The Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents.

    3.3  Authority Relative to this Agreement.  The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes the legal and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

    3.4  No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser shall not, (i) conflict with or violate the Purchaser Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Purchaser or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

    (b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Transaction or otherwise prevent the Purchaser from performing its obligations under this Agreement or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

    3.5  Brokers.  The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.6  Investment Purpose.  The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer of sale in connection with, any distribution thereof. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and represents and warrants that Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act.

    3.7  Litigation and Claims.  There are no claims, actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened (or, to the knowledge of the Purchaser, any governmental or regulatory investigation pending or threatened) against the Purchaser or any of its shareholders or any properties or rights of the Purchaser or any of its shareholders, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which if determined against the Purchaser or such shareholders would have a Material Adverse Effect on the Purchaser.

ARTICLE IV
ADDITIONAL AGREEMENTS

    4.1  Confidentiality.  The parties acknowledge that the Seller and the Purchaser's representatives and agents previously executed a letter agreement, dated as of August 14, 2001 (the "Letter Agreement"), the confidentiality provisions of which will continue in full force and effect in accordance with their terms; provided, however, that with respect to the limitations on the disclosure of statements or public announcements, or releases to trade publications or to the press set forth in Section 3 of the Letter Agreement, such matters shall be deemed to be governed solely by Section 4.2 of this Agreement.

    4.2  Public Disclosure.  No party to this Agreement shall make any public announcement of the transactions contemplated by this Agreement or otherwise communicate with any news media without prior written agreement of the other, except (a) in a mutually agreeable manner to the employees of the Seller, and (b) the Seller may issue press releases with respect to the Transaction in its filings required to be made under applicable securities laws, and shall allow the Purchaser and its counsel adequate advance notice and opportunity to review and comment upon any press release or making of such filings (provided, that the Purchaser shall have not more than 3 business days to conduct such review and to comment upon and consult with the Seller with respect to the foregoing), unless the Seller shall have received written advice of outside counsel that providing such notice and opportunity to review and comment would cause the Seller to violate applicable securities laws. Without limiting the foregoing, the Seller and the Purchaser shall agree to an initial press release describing the Transaction contemplated hereby.

    4.3  Reasonable Efforts; Notification.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Purchaser or the Seller or an affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

    4.4  Post Closing Covenants.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VI below).

    4.5  Litigation Support.  In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Closing involving the Company or (B) arising out of the Purchaser's operation of the business of the Company following the Closing Date in the manner in which it is presently conducted and planned to be conducted, each of the other parties will cooperate with the party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VI below).

    4.6  Company Business Employees.  The parties hereto agree that Purchaser, subject to acceptable interview, shall offer employment by the Company to each of the Company Business Employees (listed in Schedule 4.6) to be effective as of the day following the Closing Date in a position substantially similar to that held with Seller as of the Closing Date, with compensation not less than substantially equivalent to those provided by Seller as of the Closing Date. The parties acknowledge that the Seller intends that the Company Business Employees shall be terminated from employment with the Seller as of the close of business on the Closing Date. The Company shall promptly notify the Seller upon each acceptance of employment with the Company by each Company Business Employee.

    4.7  Tax Matters.

    (a) Tax Periods Ending on or Before the Closing Date.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Purchaser shall permit the Seller to review and comment on each such Return described in the preceding sentence prior to filing and shall make such revisions to such Returns as are reasonably requested by the Seller.

    (b) Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. To the extent such Taxes are not fully reserved for in Company's Financial Statements (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), Seller shall pay to Purchaser an amount equal to the unreserved portion of such Taxes that relates to the portion of the Tax period ending on the Closing Date. Such payment, if any, shall be paid by the Seller within fifteen (15) days after receipt of written notice from the Purchaser that such Taxes were paid by Purchaser for a period beginning prior to the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any net operating losses or credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

    (c) Refunds and Tax Benefits.  Any Tax refunds that are received by the Purchaser or the Company, and any amounts credited against Tax to which the Purchaser or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Purchaser or the Company of any amount accrued on the Closing Balance Sheet, the Purchaser shall pay such amount to the Seller within fifteen (15) days after receipt or entitlement thereto.

    (d) Cooperation on Tax Matters.

      (i) The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

      (ii) The Purchaser and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      (iii) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

    (e) No Section 338 Election.  The Purchaser shall not (and shall not permit any of its Affiliates or successors to) make any election under Section 338 of the Code or similar provisions of state, local or foreign law in respect of the acquisition of the Company as contemplated by this Agreement.

    4.8  Disclosures.  The disclosures in the schedules to this Agreement, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which each schedule expressly relates; provided, however, that for convenience purposes, certain disclosures in one schedule to this Agreement may be specifically cross-referenced to another schedule hereof. To the extent that any matter is to be "specifically provided," "set forth" or "identified" in any schedule to this Agreement, or subject to words of similar import, such matter must be specifically set forth or identified in the schedule and will not be effectively disclosed merely by virtue of appearing in a document included in such schedule.

    4.9  Leasehold Arrangements.  With respect to that certain lease agreement dated February 11, 1998, and as amended on March 4, 1998, by and between the Company, as lessee, and Florida Office Associates of America, Inc., as successor in interest to Highwoods/Florida Holdings, L.P., as lessor (the "Lease Agreement"), the parties hereby acknowledge and agree that, from and after February 1, 2002, and until the end of the term of the Lease Agreement on December 31, 2002 (and exclusive of any extensions, options to renew or other options that may be set forth therein), the Seller shall pay to the

Company (promptly when paid by the Company, and in no event later than five days thereafter) the monthly rent payment set forth in the Lease Agreement (together with all other charges or taxes due thereunder) in accordance with the terms and conditions of the Lease Agreement; provided, however, that, (a) notwithstanding the foregoing payment commencement date, the Seller shall be obligated to make no such rental payments unless and until such time as the Company has fully vacated the premises leased under the Lease Agreement, and (b) upon the Seller's prior approval of the sublessee, if the Company has sublet the premises leased under the Lease Agreement, the Seller's obligation to make rental payments to the Company shall be offset by the monthly rental amount paid by such sublessee to the Company or lessor. The Purchaser hereby acknowledges and agrees that it shall (or shall cause, after the Closing Date, the Company to) use its commercially reasonable efforts to sublet the premises leased by the Company under the Lease Agreement, and thereby lessen the monthly amount to be paid by Seller to the Company pursuant to this provision.

    4.10  Restrictive Covenants.  The Purchaser and the Seller agree to enter, within 30 days after the Closing Date, a mutually acceptable restrictive covenant agreement restricting the Seller, for a five year period from and after the Closing Date, from competing with the Purchaser in the business of messaging and integration brokering for enterprise application integration.

    4.11  Reseller Arrangement.  From and after the Closing Date, the Seller shall have the right to resell the Company's products, and the Seller shall receive royalties on resale of 50% on all named accounts and 50% on all other end users. The Company shall retain all maintenance and support revenue from such contracts. The parties hereto will negotiate in good faith to enter into a reseller agreement substantially in the form of the agreement known by the parties as the "Dakota Agreement, "and to enter into an OEM agreement in a form mutually satisfactory to the parties.

ARTICLE V
DELIVERIES OF THE PARTIES

    5.1  Deliveries of the Purchaser.  At the Closing, the Purchaser has delivered the following to the Seller:

      (a)  Cash Payment.  The Cash Payment portion of the Purchase, pursuant to Section 1.2 hereof;

      (b)  Note.  The duly executed original Note, pursuant to Section 1.2 hereof;

      (c)  Pledge Agreement.  An executed pledge agreement substantially in the form of Exhibit 5.1(c) attached hereto, pursuant to which the Purchaser grants to the Seller a security interest in the Company's stock (the "Pledge Agreement").

      (d)  Security Agreement.  An executed security agreement substantially in the form of Exhibit 5.1(d) attached hereto (the "Security Agreement").

      (e)  Asset Purchase Agreement.  An executed asset purchase agreement pursuant to which the Purchaser shall have consummated the purchase of certain assets of the Seller pursuant to that certain asset purchase agreement of even date herewith (the "Translink Asset Purchase Agreement");

      (f)  Articles; Bylaws; Certificates.  A copy of the Purchaser's articles of incorporation, certified by the Secretary of State of the State of Florida; a copy of the Purchaser's bylaws, certified by the Purchaser's Secretary; and a certificate of good standing issued by the Secretary of State of Florida;

      (g)  [Intentionally Omitted];

      (h)  [Intentionally Omitted];  and

      (i)  Legal Opinion.  The legal opinion of Shumaker, Loop & Kendrick, LLP, legal counsel to the Purchaser, substantially in the form attached hereto as Exhibit 5.1(j).

    5.2  Deliveries of the Seller.  At the Closing, the Seller has delivered to the Purchaser the following:

      (a)  Payment of Bank Debt.  Confirmation in a form reasonably acceptable to the Purchaser that the Seller has caused the Company to pay all debt owing by the Company to any bank or other financial institution and such bank or other financial institution lien has been cancelled, and the Seller shall provide to the Purchaser copies of all UCC-3 Financing Statement termination filing documents in connection with the cancellation of the debt owing by the Company and the liens filed pursuant thereto;

      (b)  Amounts Owing.  Confirmation in a form reasonably acceptable to the Purchaser that the Seller has caused the Company to cancel any amounts loaned or advanced to its directors, officers, or the Seller;

      (c)  Stockholder's Release.  A release executed and delivered by the Seller, as the sole shareholder of the Company, in substantially the form attached hereto as Exhibit 5.2(c);

      (d)  Asset Purchase Agreement.  The Translink Asset Purchase Agreement, executed by the Seller;

      (e)  Resignations.  The written resignations of all directors and officers of the Company, substantially in the form attached hereto as Exhibit 5.2(e);

      (f)  Legal Opinion.  The legal opinion of Morris, Manning & Martin, LLP, legal counsel to the Seller, substantially in the form attached hereto as Exhibit 5.2(f);

      (g)  License Agreement.  A copy of the License Agreement executed by the Seller;

      (h)  [Intentionally Omitted];

      (i)  Share Certificate, Stock Power.  The share certificate(s) evidencing the ownership of all of the Shares, duly endorsed or accompanied by the executed stock power conveying to the Purchaser all right, title and interest in and to the shares being sold hereunder;

      (j)  Consents.  Such consents of third parties required to consummate the transactions thereby and requested by the Purchaser;

      (k)  Books and Records.  The stock books, ledgers, minute books and corporate seal of the Company; and

      (l)  Articles; Bylaws; Certificates.  A copy of the Company's articles of incorporation, certified by the Secretary of State of the State of Florida; a copy of the Company's bylaws, certified by the Company's Secretary; and a good standing certificate issued by the Secretary of State of the State of Florida.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    6.1  Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on June 30, 2003; provided, however, that the representations and warranties of Company contained in Section 2.16 (Environmental) and Section 2.18 (Intellectual Property) hereof shall survive for five (5) years from the Closing Date, and those contained in Section 2.3 (Capitalization), Section 2.10 (Employee Benefits Plans) and Section 2.15 (Taxes) hereof shall survive until the expiration of the applicable statute of limitations and any extensions thereof. The representations and warranties of the Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on June 30, 2003.

    6.2  Purchaser Indemnification.

    (a) The Seller agrees to indemnify and hold the Purchaser and its officers, directors and affiliates, including the Company after the Closing (the "Purchaser Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "Loss" and collectively, "Losses") incurred or suffered by the Purchaser Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Seller contained in this Agreement, (ii) any failure by the Seller to perform or comply with any covenant applicable to it contained in this Agreement, (iii) any adjustment to the Purchase Price pursuant to Section 1.3 hereof, or (iv) the incurrence by the Seller or the Company of third party expenses, including without limitation legal and accounting fees incurred by the Seller or the Company in connection with this Agreement and the Transaction; provided, however, that notwithstanding anything in this Article VI to the contrary, the Seller shall have no indemnification obligation to any Purchaser Indemnified Party or any other party for any Loss arising directly or indirectly as a result of any breach or inaccuracy of any representation or warranty herein relating to events that occurred or facts and circumstances that existed exclusively on or before March 27, 2000, all of which liability shall be treated in accordance with that certain stock purchase agreement dated as of March 27, 2000 (the "Prior Agreement"), by and among Optio, Muscato and the Affiliates (as such terms are defined in the Prior Agreement).

    (b) Tax Indemnification and Other Tax Matters.

      (i) The Seller shall indemnify, save and hold harmless the Purchaser Indemnified Parties from and against any and all Losses incurred in connection with, arising out of, resulting from or relating to any and all Taxes attributable to the Company or the assets of the Company (y) with respect to all Tax periods from March 27, 2000, to the Closing Date, and (z) with respect to any Tax period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion shall be referred to herein as the "Pre-Closing Tax Period" and the portion of such period after the Closing Date shall be referred to herein as the "Post-Closing Tax Period").

      (ii) For purposes of this Section 6.2(b), Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to the Post-Closing Tax Period.

      (iii) Any Taxes for a period including the Pre-Closing Tax Period and a Post-Closing Tax Period shall be apportioned between such Pre-Closing Tax Period and such Post-Closing Tax Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of a closing of the books as of the Closing Date.

      (iv) Without limiting the foregoing provisions of this Section 6.2(b), the definitions of "Loss" or "Losses" in Section 6.2(a) shall include any claim or right to indemnification pursuant to this Section 6.2(b).

    (c) Indemnification Procedure.

      (i) Promptly after receipt by a Purchaser Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Purchaser Indemnified Party shall notify the Seller of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify the Seller shall not relieve the Seller from liability for such claims except and only to the extent that such failure to notify the Seller results in the forfeiture of, or otherwise prejudices the Seller's ability to establish, rights and defenses otherwise available to the Seller with respect to such claim. The Seller shall have the right, upon written notice to the Purchaser Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Purchaser Indemnified Party and the payment of the fees and disbursements of such counsel as incurred. If the Seller does not elect to assume control of the defense of any such claims, the Seller shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that the Seller declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Purchaser Indemnified Party, in either case in a timely manner, then such Purchaser Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Seller shall pay the reasonable fees and disbursements of such counsel upon receipt of an invoice; provided, however, that the Seller shall not be required to pay the fees and disbursements of more than one counsel for all Purchaser Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, the Purchaser Indemnified Parties or the Seller, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Purchaser Indemnified Parties or the Seller, as the case may be, shall at all times use reasonable efforts to keep the Seller or the Purchaser Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

      (ii) Notwithstanding anything herein to the contrary (including responsibility for defense of the claim), no Purchaser Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from the Seller under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the Seller from all liability arising out of such claim, otherwise the prior written consent of the Seller must be obtained. The Seller shall not, without the prior written consent of the Purchaser, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the Purchaser Indemnified Parties from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Purchaser, any of the Purchaser Indemnified Parties or any of their respective affiliates.

      (iii) In the event that a Purchaser Indemnified Party does claim a right to payment pursuant to this Agreement, such Purchaser Indemnified Party shall send written notice of such claim to the Seller. Such notice shall specify the basis for such claim. As promptly as possible after the Purchaser Indemnified Party has given such notice, such Purchaser Indemnified Party and the Seller shall establish the merits and amount of such claim (by mutual agreement or arbitration as set forth in Section 8.8 hereof).

    (d) Indemnification Limitations.  Notwithstanding any other provision of this Agreement, the Purchaser Indemnified Parties shall not be entitled to indemnification hereunder and may not make any claim for a Loss unless and until one or more claims have been made according to this Article VI and said claims are in excess of $75,000 in the aggregate (the "Basket Amount"), in which case the Purchaser shall be entitled to recover all Losses in excess of the Basket Amount; provided, however, that in calculating the aggregate amount of claims hereunder, the Purchase Price adjustment amount determined pursuant to Section 1.3(a)(iii), if any, shall be included. The foregoing Basket Amount shall not apply with respect to (i) any breaches of representations, warranties or covenants contained in

Sections 2.3 (Capitalization) or 2.17 (Brokers), and (ii) legal and accounting fees incurred by the Company in connection with this Agreement or the transactions contemplated hereby remaining unpaid after the Closing. The indemnification obligations of the Seller under this Article VI shall be limited, in the aggregate, to the lesser of (y) $4,250,000 and (z) the amount of the Purchase Price actually received by the Seller hereunder and pursuant to the Translink Asset Purchase Agreement (the "Cap"); provided, however, that the Cap shall not apply to indemnification obligations of the Seller with respect to any breaches of representations and warranties contained in Sections 2.3 (Capitalization), 2.15 (Taxes) and 2.17 (Brokers) or legal and accounting fees incurred by the Company in connection with this Agreement or the transactions contemplated hereby remaining unpaid after the Closing.

    6.3  Seller's Indemnification.

    (a) The Purchaser agrees to indemnify and hold the Seller and its officers, directors and affiliates (the "Seller Indemnified Parties"), harmless against all Losses incurred or suffered by the Seller Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Purchaser contained in this Agreement, or (ii) any failure by the Purchaser to perform or comply with any covenant applicable to it contained in this Agreement.

    (b) Indemnification Procedure.

      (i) Promptly after receipt by a Seller Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Seller Indemnified Party shall notify the Purchaser of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify the Purchaser does not relieve the Purchaser from liability for such claim except and only to the extent that such failure to notify the Purchaser results in the forfeiture of, or otherwise prejudices the Purchaser's or any of its affiliates ability to establish rights and defenses otherwise available to the Purchaser or any of its affiliates with respect to such claim. The Purchaser will have the right, upon written notice to the Seller Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Seller Indemnified Party and the payment of the reasonable fees and disbursements of such counsel as incurred. If the Purchaser does not elect to assume control of the defense of any such claims, the Purchaser shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that the Purchaser declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Seller Indemnified Party, in either case in a timely manner, then such Seller Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Purchaser shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Purchaser is not required to pay the fees and disbursements of more than one counsel for all Seller Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, Seller Indemnified Parties or the Purchaser, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Seller Indemnified Parties or the Purchaser, as the case may be, shall at all times use reasonable efforts to keep the Purchaser or the Seller Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

      (ii) No Seller Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from the Purchaser under this Agreement without the prior written consent of the Purchaser, unless such settlement, compromise or consent includes an unconditional release of the Purchaser and its affiliates from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Purchaser, any of the Seller Indemnified Parties or any of their respective affiliates. The Purchaser shall not, without the prior written consent of each Seller Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the Seller Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of the Seller Indemnified Parties or any of their respective affiliates.

      (iii) In the event that a Seller Indemnified Party does claim a right to payment pursuant to this Agreement, such Seller Indemnified Party shall send written notice of such claim to the Purchaser. Such notice shall specify the basis for such claim. As promptly as possible after such Seller Indemnified Party has given such notice, the Seller and the Purchaser shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Purchaser shall deliver an amount of cash in immediately available funds to such Seller Indemnified Party as appropriate to satisfy and discharge such claim as so determined.

    6.4  Exclusive Remedy; Set-Off.  Article VI of this Agreement contains each indemnified party's sole and exclusive remedy for monetary compensation with respect to any claim under this Agreement, but shall not preclude any party from seeking equitable remedies. In calculating losses for the purposes hereof, proper adjustments shall be made to take into account any insurance proceeds actually received by the indemnified party in connection therewith, net of increased costs with respect to insurance premiums of such indemnified party. Subject to the terms and conditions set forth in Article VI of this Agreement, the Purchaser shall be entitled, but shall not be obligated, to set off against its payments to be made pursuant to the Note and the promissory note made in favor of the Seller in connection with the Translink Asset Purchase Agreement claims for Losses pursuant to Section 6.2 hereof.

ARTICLE VII
FEES, AMENDMENT AND WAIVER

    7.1  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction is consummated, with the exception that such legal, accounting and other expenses incurred by the Company in connection with the Transaction shall be paid by the Seller.

    7.2  Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Purchaser and the Seller.

    7.3  Extension; Waiver.  Any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

    8.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (a)
  if to the Seller:

      Optio Software, Inc.
      Windward Plaza
      Windward Fairways II
      Alpharetta, Georgia 30005
      Attention: Warren K. Neuburger, Chief Executive Officer
      Telecopy No.: (770) 576-3695

      with a copy (which shall not constitute notice) to:

      Morris, Manning & Martin, L.L.P.
      1600 Atlanta Financial Center
      3343 Peachtree Road, N.E.
      Atlanta, Georgia 30326
      Attention: Ward S. Bondurant, Esq.
      Telecopy No.:(404) 365-9532

  (b)
  if to the Purchaser, to:

      M2 Systems Corporation
      808 Virginia Drive
      Orlando, Florida 32803
      Attention: Michael A. Muscato
      Telecopy No: (407) 895-7434

      with a copy (which shall not constitute notice) to:

      Shumaker Loop and Kendrick, LLP
      Bank of America Plaza, Suite 2800
      101 East Kennedy Blvd.
      Tampa, Florida 33602
      Attention: Gregory C. Yadley, Esq.
      Telecopy No.: (813) 229-1660

    8.2  Interpretation; Definitions.

    (a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement:

      (i) the term "knowledge" means with respect to any corporate party hereto, with respect to any matter in question, knowledge of the executive officers of such party after reasonable inquiry and with respect to any individual parties hereto, actual knowledge. With respect to the Seller, for purposes of this agreement, its executive officers shall consist of Warren Neuburger, Barron Hughes, Wendy Burkette, Mark Davis and Maggie McLeod;

      (ii) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' in and of itself constitute a Material Adverse Effect;

      (iii) the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

      (iv) the term "Ordinary Course of Business" shall mean an action taken by a person only if: (A) such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; (B) such action is not required to be authorized by the board of directors of such person (or by any Person or group of persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such person; and (C) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person;

      (v) the term "Affiliate" of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person;

      (vi) the term "Old Notes" means, collectively the three promissory notes, each dated March 27, 2000 and in the respective original principal amounts of $4 million, $2 million and $2 million, appearing on Schedule 2.8 hereof.

    8.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the disclosure schedules hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Letter Agreement shall continue in full force and effect as set forth in Section 4.1 hereof and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

    8.5  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7  Governing Law; Binding Arbitration.

    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    (b) Except as otherwise specifically provided herein, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Fulton County, Georgia ("AAA"), by the AAA. The hearing before the arbitrator shall be held in Fulton County, Georgia and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Agreement. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

    8.8  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.9  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; provided, however, that the Purchaser shall have the right to assign any or all of the rights, assets or covenants under this Agreement to an affiliate of the Purchaser, provided, that the Purchaser shall remain liable for its obligations set forth herein.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

THE "SELLER":
OPTIO SOFTWARE, INC.
By:	/s/ WARREN K. NEUBURGER
Its:	President and Chief Executive Officer
THE "PURCHASER":
M2 SYSTEMS CORPORATION
By:	/s/ JOSEPH ADAMS
Its:	President

INDEX OF EXHIBITS

Exhibit 5.1(d)	Form of License Agreement
Exhibit 5.1(f)	Form of Purchaser Legal Opinion
Exhibit 5.2(c)	Form of Stockholder's Release
Exhibit 5.2(e)	Form of Resignations
Exhibit 5.2(f)	Form of Seller Legal Opinion

QuickLinks

STOCK PURCHASE AGREEMENT BY AND BETWEEN OPTIO SOFTWARE, INC. AND M2 SYSTEMS CORPORATION